Exhibit 10.20

LEASE AGREEMENT FOR NON-RESIDENTIAL USE SUBJECT TO VAT

In the city of Barcelona, on the nineteenth of May, two thousand twenty-five.

GATHERED

On the one hand, MR. ROGER PONS CODINA, of legal age, with ID No. 52165753M, acting in the name and on behalf of, as Attorney-in-Fact, the Joint Ownership Community VIDAL PLANAS JOSE AND OTHERS CB, with its registered address in the city of Barcelona, at 456 Córcega Street, and with the same address for the purposes of notifications arising from this Contract, with Tax ID No. E58884578. He exercises the power of attorney granted in his favor by a deed authenticated by the Notary of the Illustrious College of Catalonia, residing in the capital, Mr. Miquel Tarragona Coromina, on July 12, 2017, under protocol number 2162, which confers sufficient authority for this execution.

On the other hand, MR. XINYU CHEN, of legal age, with Foreign Resident ID No. X9765822E, acting in the name and on behalf of, as joint administrator of the company named CENNTRO ELECAUTOMOTIV SL, with its registered office in the city of Badalona (Barcelona), at Calle Energía, No. 59, and with an address for service of notices arising from this Contract at the same premises that are the subject of this lease, with Tax ID No. B10895233. They exercise the power of attorney granted in their favor by a deed authenticated by the Notary of the Illustrious College of Catalonia, Mr. Luis Alberto Alvarez Moreno, on December 4, 2024, with protocol number 2,950, which confers sufficient authority for this agreement.

They declare that their respective powers of representation have not been revoked, limited, or restricted, and that the legal personality of the parties they represent has not changed.

The appearing parties, in their capacity as such, acknowledge that they possess the necessary legal capacity to execute this document, and

DECLARE

I.   The Joint Ownership Entity VIDAL PLANAS JOSE AND OTHERS CB is the sole owner of the urban property located at 42-48 Santander Street in this City.

On said property is located the following Premises, which shall constitute the subject matter of this lease:

PREMISES NO. FIFTEEN (15) of the industrial complex at 42-48 Santander Street, in the city of Barcelona; a site plan and location map thereof is attached as Annex No. 1.

II.   The company named CENNTRO ELECAUTOMOTIV SL is interested in leasing the aforementioned Premises; therefore, in light of the foregoing, both parties hereby formalize this LEASE AGREEMENT FOR NON-RESIDENTIAL USE, in accordance with the following.

CLAUSES

1.- PURPOSE OF THE AGREEMENT

1.1  PURPOSE.—By signing this Agreement, the Joint Ownership Association VIDAL PLANAS JOSE AND OTHERS CB (the “Lessor”) leases to the company named CENNTRO ELECAUTOMOTIV SL (the “Lessee”), and the Lessee hereby accepts, under the same terms, the use of the Premises mentioned in Exhibit I of this document (hereinafter the "Premises"), as a specific property, for purposes other than residential use, with all services and facilities currently in place.

The Lessee shall use the "Premises" solely and exclusively for the storage of spare parts and the sale of electric vehicles and related products.

The Lessee may not alter the intended use of the Property without the Lessor’s prior written authorization; failure to comply with this obligation shall constitute grounds for termination of this Lease Agreement at the Lessor’s request.

1.2 CONDITION AND SITUATION OF THE PREMISES UPON DELIVERY

It is hereby stated that the premises identified as Premises FIFTEEN (15) are delivered to the Lessee as a space equipped with the following facilities:

a)  High-voltage electrical installation, consisting of an outdoor module, an indoor distribution panel, power lines for outlets and industrial bell-type lights, distribution conduits, and emergency lines and lights. Specifically and in more detail:

a.	Six 250 W V.S.A.P. bell-type lights installed on the ground floor of the warehouse

b.	Three weatherproof fluorescent light fixtures in the ground floor area.

c.	Six fluorescent light fixture grids on the ground floor.

d.	Emergency lighting installed in the warehouse.

b)  First floor designated for office use. It features an electrical lighting system comprising six 120 x 60 fluorescent light fixtures. Network infrastructure with three terminals or workstations distributed throughout the floor and a suspended ceiling with 120 x 60 Armstrong panels.

c)	Equipped fire hydrant.

d)	Restroom equipped with a toilet, sink, and shower.

e)	Room for use as a changing room.

At the same time, the tenant declares that they are currently aware of the use, floor area, characteristics, and common and private services of the “premises,” and hereby accept them.

For further clarification and understanding of all the details set forth above, photographs of the premises and facilities are attached to this contract.

2.- TERM OF THE AGREEMENT

The initial term of the lease is EIGHTEEN MONTHS, effective from the date of signing this Agreement, expiring on NOVEMBER 19, 2026, and is binding on both parties.

Upon the expiration of the initial term, the Agreement shall be automatically and mandatorily extended for SIXTY-SIX periods of ONE MONTH, thereby reaching a total term of EIGHTY-FOUR MONTHS, unless the Lessee provides the Lessor with verifiable notice of its desire to the contrary THREE months prior to the expiration date of the initial term or any of its extensions. Consequently, and in the event that all the provided extensions are exercised, the contract would terminate no later than May 19, 2032.

Upon termination of the Agreement, the Tenant shall vacate the Premises, leaving them clear, empty, and ready for the Landlord’s disposal without any further notice.

Upon expiration of the agreed-upon term, this Contract shall be automatically terminated, and no tacit renewal shall be deemed to exist even if the Tenant continues to occupy the premises and the notice referred to in Article 1,566 of the Civil Code has not been issued.

3.- FINANCIAL TERMS

3.1  Monthly Rent.—The initial monthly rent for the lease, which the Tenant must pay to the Landlord, is set at the sum of TWO THOUSAND THREE HUNDRED AND FIFTY EUROS (€2,350.00) per month, plus applicable VAT.

The aforementioned rent shall apply during each of the first twelve calendar months of the lease term, starting from the “Effective Date” of this lease.

This rent, and generally speaking, the rent in effect at any given time during the term of the lease, shall be reviewed annually in accordance with the provisions of Clause 3.3 of this Agreement.

3.2  Commencement of Rent Accrual and Payment Grace Period.—The commencement and effective date of this contract shall be May 19, 2025; however, on an exceptional basis, the Lessor grants the Lessee a grace period regarding the obligation to pay the rent itself, from the effective date of the Contract, May 19, 2025, through June 30, 2025, both dates inclusive. Consequently, the financial provisions of this Agreement shall take effect as of July 1, 2025, with the base rent set at TWO THOUSAND THREE HUNDRED AND FIFTY EUROS (€2,350.00).

3.3  Annual Rent Adjustments.—The contracting parties agree that the total rent paid by the tenant at any given time, during the term of the contract or its extensions, shall be adjusted each year to the percentage change in the National General Index of the Consumer Price Index System established by the National Institute of Statistics (or the agency that replaces it), applying to that rent the percentage representing the difference between the indices corresponding to the review period. For the application of the first adjustment, the reference month shall be FEBRUARY, and for subsequent adjustments, the month corresponding to the last adjustment applied.

The parties expressly agree that the first and subsequent rent adjustments shall be made and shall take effect as of May 1, with the first adjustment to be made in MAY 2026.

The updated rent shall be payable by the tenant starting from the month following the one in which the interested party notifies the other party in writing, stating the percentage of the adjustment applied. Under no circumstances shall a delay in applying the adjustment constitute a waiver or expiration of the same.

4.- SUBJECT OF THE LEASE

The subject of the lease is exclusively the area located within the walls of the premises, identified as premises FIFTEEN (15). Painting or placing identification signs on the exterior walls or facade of the premises is strictly prohibited; however, it is expressly agreed to authorize the tenant to place panels or signs identifying their brand or logo, solely through a system attached to the access doors to the premises. For further identification, a floor plan of the premises is attached to this contract.

5.- ASSIGNMENT AND SUBLETTING

The tenant, expressly waiving the provisions of Article 32 of the L.A.U., undertakes not to sublease, in whole or in part, nor to assign or transfer the leased premises without the express written consent of the landlord. In the event that the tenant breaches this condition, the landlord may terminate the contract.

6.- CONDITION OF THE PREMISES AND URBAN PLANNING STATUS

The tenant declares that they are aware of the characteristics and current condition of the premises and expressly accept them, and likewise accept and acknowledge the property’s zoning classification and the uses administratively permitted in said area.

7.- UTILITY SERVICES FOR THE PREMISES

The acquisition, maintenance, repair, or replacement of utility meters and the cost of consumption are the sole responsibility and expense of the tenant.

The premises are rented in their current condition, including the general connections and existing branches or lines corresponding to them, for the utilities provided to the property. Currently, water and electricity services are active; the tenant agrees to change the name and billing address for these services within fifteen days of signing the contract.

The tenant may arrange with the respective utility companies for all or some of the utilities provided to the property, with the property and the Administrator being fully indemnified.

If any modifications are required, whether to the building’s general facilities or to the specific facilities of the leased premises, the cost shall be borne entirely by the tenant, provided the tenant is interested and wishes to continue with the service in question; but must first submit to the property, for approval, the report and plan of the changes required in each case by the respective utility company.

The property and the Administrator are exempt from any liability regarding any utility service.

8.- REPAIRS AND MAINTENANCE

The tenant shall be responsible for and shall bear, at their sole expense, the costs arising from damage resulting from ordinary use or natural wear and tear of the premises’ fixtures, including, but not limited to, windows, locks, and other equipment or fixtures that form part of the premises.

Likewise, the tenant shall also be responsible for the costs of maintenance and repair of the water and electricity systems, equipped fire hydrant systems (BIE), plumbing and utility systems, water heater, as well as all elements related to drains, clogs in sewers and toilets, restrooms, air conditioning, and its ductwork.

Likewise, the tenant shall be responsible for the maintenance, lubrication, repair, and, where applicable, replacement of the windows and access doors to the premises, provided that such elements and installations exist.

The tenant shall have a period of thirty (30) calendar days from the signing of this contract to inspect and verify the condition of all facilities for which they will assume responsibility under this clause. If any anomaly, defect, or deficiency is detected during this period, the tenant must notify the landlord in writing, and the landlord agrees to carry out the necessary repairs or corrections as soon as possible and at no cost to the tenant.

In any case, the tenant shall always be solely responsible for any damage or defects resulting from negligent, improper, or wrongful use of the premises and its fixtures.

The tenant may not carry out any type of construction work on the premises without prior written permission from the property owner or the property manager. In any case, the costs of any such authorized work shall be borne by the tenant, and the work shall be for the benefit of the property, without the tenant having any right to compensation or claims at any time. The municipal permit shall also be at the tenant’s expense, as well as any technical or professional supervision, if applicable.

The tenant, expressly waiving the provisions of Article 30 in relation to Article 21 of the L.A.U., undertakes to carry out, at their own expense, all necessary repairs to the premises covered by this contract in order to maintain them in a condition suitable for the agreed use; and during the execution of such repairs, the tenant shall have no right to suspend or terminate the contract, nor to claim any compensation, nor to reduce or withhold rent payments.

9. IMPROVEMENT WORKS

The contracting parties agree, expressly waiving the provisions of Article 30 in relation to Articles 22 and 26 of the L.A.U., that in the event the landlord wishes to carry out improvement works on the building, they must notify the tenant in writing, at least three months in advance, to the tenant, who may not object to such works without prejudice to their right to terminate the contract within one month of said notification if the works significantly affect them.

10.- RESPONSIBILITIES REGARDING THE ACTIVITY

The landlord assumes no liability whatsoever if the competent state or municipal authorities do not grant the tenant permission to open the premises, or if such operation is prohibited after having been authorized. All taxes, fees, levies, and other charges imposed in connection with the business or arising therefrom shall be the sole responsibility and expense of the tenant.

The tenant is directly and exclusively liable, and releases the property and the Administrator from all liability, for any damages that may be caused to persons or property and that arise from the facilities for services and utilities of the leased premises.

11.- WAIVER OF THE RIGHT OF FIRST REFUSAL

The tenant waives any rights of first refusal or pre-emption that may apply in the event of a transfer of the premises, thereby waiving all rights recognized in Articles 25 and 31 of the L.A.U.

12.- OBLIGATIONS OF THE TENANT

The tenant agrees to:

A)  Not install transmissions, motors, machines, etc., that produce vibrations or noise disturbing to other occupants of the building or to neighbors of the property, or that may affect the integrity, structural soundness, or maintenance of the building.

B)  Not to store or handle explosive, flammable, hazardous, or unsanitary materials on the premises, and to comply at all times with applicable regulations.

C)  Allow the owner and any contractors or workers sent by either of them access to the premises for the performance, inspection, and verification of any type of work or repairs affecting the property.

D)   If this premises is part of a building governed by a Horizontal Property Community, to comply at all times with the Statutory Regulations and the agreements established by the Community of Owners regarding the use of services, common areas, and good coexistence.

E)   The tenant expressly agrees to comply with the internal rules established at any given time by the property owner or the property manager to ensure the smooth operation of the premises.

13.- DOORMAN SERVICE

The doorman or concierge service shall be the responsibility of the landlord and included in the monthly rent.

If these services are not available, the tenant shall, when it is their turn and as agreed upon by the building’s residents, clean the lobby—provided they have access to it—and the sidewalk, in accordance with current Municipal Ordinances.

14.- OTHER OBLIGATIONS OF THE TENANT

The tenant further agrees to:

A)  To pay the rent, legal increases and surcharges, and the building’s expenses and services within the first ten days of each agreed-upon billing period, via bank transfer to account number IBAN ES87 2100 0570 5102 0013 0616, of the bank CAIXABANK SA or any other bank that the Lessor may reliably notify the Lessee of in the future, following the Lessor’s or its Administrator’s submission of the relevant rent or expense invoices to the Lessee.

B)  To pay the expenses arising from this contract, such as stamp duty, administrative fees, registration fees, and the Administrator’s fees for its formalization and processing, and, where applicable, those for its conversion into a public deed and registration in the Property Registry.

C)  To pay any increase in the premium for the property’s fire or comprehensive insurance, if such increase is due to the installation or nature of the leased premises.

D) To pay the applicable Value Added Tax at all times, applied to the total consideration.

E)  To pay, regardless of the agreed rent, any taxes consisting of environmental fees or garbage collection fees, provided that these are the responsibility of the lessor, who would then pass them on to the lessee.

F)   It is mutually agreed, and the tenant expressly undertakes, not to use the interior area of the block for parking vehicles, as said area is reserved exclusively for loading and unloading, with use limited to the time strictly necessary for such purposes.

G)  In addition to the concierge service, there is a night and holiday security service for the entire industrial complex, the cost of which is borne by all tenants of the premises, based on the area each has leased.

By entering into this contract, the tenant accepts the aforementioned service and the corresponding fee, based on their percentage of occupancy of the total premises, and for premises no. FIFTEEN (15), the coefficient is 2.276%, which amounts to a monthly fee of ONE HUNDRED FIFTY-TWO EUROS AND FORTY-NINE CENTS (€152.49) for said security service during the 2025 fiscal year.

H) The lessor is responsible for the property tax (IBI).

I)  As the premises covered by this contract are located within an industrial complex consisting of various warehouses, in which services and access points are shared among all occupants, the tenant hereby expressly agrees to comply at all times with all internal rules established by the property owner or administrator, all of which is intended to ensure the optimal functioning of all tenants within the aforementioned complex.

These expenses will be updated annually, with any resulting changes passed on to the tenant, and will be itemized and substantiated with the corresponding receipts, as a separate item from the rent but included in the rental invoice.

15.- PARKING SPACES

As a complement to the premises subject to lease in this contract, and forming part thereof, the tenant is granted the use of TWO parking spaces marked with the numbers FIFTY-SIX (56) and FIFTY-SEVEN (57) in the building designated for parking, within the industrial complex itself. Consequently, it is mutually agreed, and the tenant expressly undertakes and agrees, not to use the streets within the interior of the block for parking or stopping vehicles, as said area is reserved for loading and unloading, with use limited to the time strictly necessary for such purposes. These expenses shall be updated annually, with any resulting variations passed on to the tenant, and shall be listed as a separate item from the rent but included in the rental invoice.

16.- LEGAL SECURITY DEPOSIT

The tenant hereby delivers the sum of FOUR THOUSAND SEVEN HUNDRED EUROS (€4,700.00) as a security deposit. The current Administrator is authorized to transfer the security deposit received to his or her successor in office or to the property owner.

The security deposit shall be used for the legally established purpose and may not be applied toward the payment of rent or similar amounts.

During the first five (5) years of this Agreement, the security deposit shall not be subject to adjustment; however, after such period or each time this Agreement is extended, the security deposit shall be increased so that its amount equals two (2) months’ rent at the rate in effect at that time.

The Landlord shall return the amount of said security deposit to the Tenant upon the expiration of the Term of this Agreement or any of its extensions, and the Landlord may only deduct from said amount the sums necessary to cover any damage detected in the Properties.

17.- OBLIGATION TO MAINTAIN INSURANCE COVERAGE

The Tenant agrees to maintain an insurance policy in force during the term of this Agreement, including any extensions, for an amount sufficient to cover all damages that may be sustained by the Property subject to this Agreement, both to its private and common areas, as a result of the activities carried out therein, and which must also cover damages caused by fire, explosion, and civil liability; in any case, the Lessor or those designated by the Lessor must be named as primary beneficiaries with respect to damages that may affect the Property.

18.- INSTALLATION WORK

The Lessee hereby expressly agrees that, in the event of wishing to install any type of smoke vent; telecommunications antennas; outdoor air conditioning compressors; or any other installations, the installation of which could affect the roof or facade of the premises, the Lessee undertakes to request at all times the authorizations and written consent from the property owner to carry out such installations, with the property owner being the one to indicate at all times how and in what manner to carry out these installations.

19.- VALUE-ADDED TAX

This lease is subject to Value Added Tax (VAT) and, consequently, the total amount of each successive rent invoice shall automatically and mandatorily include the corresponding tax amount, calculated at the applicable statutory rate at any given time, which shall be listed separately from the other items, with each invoice serving as a bill.

20.- TAX WITHHOLDINGS

In accordance with the provisions of Royal Decree 252/2003, dated February 28, amending the Corporate Income Tax Regulations, the Lessor hereby certifies to the Lessee that it is taxed under heading 861.2 of the Economic Activities Tax without any tax liability arising; consequently, the Lessee shall not be required to withhold any tax from the amounts paid to the Lessor under this Agreement.

21.- DATA PROTECTION

For the purposes of the provisions of REGULATION (EU) 2016/679 OF THE EUROPEAN PARLIAMENT AND OF THE COUNCIL of April 27, 2016, the current legislation regarding the protection of personal data, the Joint Tenancy VIDAL PLANAS JOSE AND OTHERS CB hereby informs the Tenant that any personal data of the Tenant included in the Lease Agreement or otherwise provided for the purposes of this agreement will be processed and managed in accordance with the following:

21.1 DATA CONTROLLER:

KARMEL ADMINISTRACION DE FINCAS, S.L. (B58279381), C/Sardenya, 229-237 6º 3ª (08013 Barcelona).

21.2 PURPOSES:

To manage the administration of the leased property on behalf of the owner. Administrative tasks arising from the management of the property. Collection of rent and expenses arising from the lease.

21.3 LEGAL BASIS:

Performance of the contract for the provision of management services with the property owner.

21.4 RECIPIENTS:

The owner of the leased property. Contractors responsible for performing repair and maintenance work on the property.

21.5 DATA RETENTION:

Data will be retained for the duration of the property management contract with the property owner. For the periods required by law to address any potential liabilities.

21.6 RIGHTS:

You have the right to request access to, rectification, erasure, objection, restriction, and portability of your personal data. You may exercise these rights by contacting the data controller. In the event of a dispute, you may file a complaint with the Data Protection Agency (www.agpd.es).

22.- CADASTRE REFERENCE

In compliance with the provisions of Royal Legislative Decree 1/2004 of March 5, 2004, CONSOLIDATED TEXT OF THE REAL ESTATE CADASTRE LAW, Article 38, it is hereby stated that the property subject to this lease agreement has Cadastral Reference No. 3566902DF3836F0017IO.

23.- JURISDICTION

In all matters not provided for in this contract, the parties hereby agree to be bound by the provisions of Law 29/94 on Urban Leases and, in the absence thereof, by the provisions of the Civil Code. Both parties expressly waive any jurisdiction to which they might be entitled and agree to submit to the courts and tribunals of Barcelona.

ANNEX No. I TO THE LEASE AGREEMENT DATED MAY 19, 2025

As a supplement and guarantee of the financial obligations that the company named CENNTRO ELECAUTOMOTIV SL has assumed pursuant to the Lease Agreement dated May 19, 2025, corresponding to premises number FIFTEEN (15), located in the industrial park at 42-48 Santander Street in this city, the company hereby delivers the sum  of  FOUR  THOUSAND  SEVEN  HUNDRED  EUROS  (€4,700.00)  as  a SUPPLEMENTARY DEPOSIT, which shall remain in the possession of the lessor for the duration of the contract.

Said deposit shall be returned to the company named CENNTRO ELECAUTOMOTIVSL upon the termination of the lease agreement and concurrent with the signing of the waiver thereof, provided that, at that time, the company named CENNTRO ELECAUTOMOTIVSL has fulfilled each and every one of the obligations undertaken under the aforementioned lease agreement.

In witness whereof, they sign two copies in Barcelona, on the nineteenth of May two thousand twenty-five.

THE LESSEE	THE LESSOR

CENNTRO ELECAUTOMOTIV SL	VIDAL PLANAS JOSE AND OTHERS CB
Joint Administrator:	p.p.:

Signed Xinyu Chen	Signed Roger Pons Codina

VIDAL PLANAS, JOSE AND OTHERS C B

I hereby ACKNOWLEDGE RECEIPT from C B VIDAL PLANAS JOSE AND

OTHERS of TWO remote controls corresponding to the garage entrance of the property located at 42-48 Santander Street in this city, for the use of TWO parking spaces, marked with the numbers FIFTY-SIX (56) and FIFTY-SEVEN (57).

With regard to said remote controls, I undertake to return them to C B VIDAL PLANAS JOSE AND OTHERS, at the time that, for whatever reason, the Lease Agreement is terminated.

At the same time, C B VIDAL PLANAS JOSE AND OTHERS receives, as a deposit, the sum of SEVENTY-TWO EUROS AND TWO CENTS (€72.00), the value of the aforementioned remote controls, which amount shall be returned to me upon the return of said remote controls.

In witness whereof, they sign this document in duplicate and for a single purpose, in Barcelona, on the nineteenth of May two thousand twenty-five.

THE LESSEE

CENNTRO ELECAUTOMOTIV SL
Joint Administrator:

Signed:
Xinyu Chen

VIDAL PLANAS JOSE AND OTHERS C B - C/ CORCEGA 456 (08025) BARCELONA

CIRCUNVŠ LAGIO
STREET
B
D′
WAREHOUSE
13
S = 242.50 ml
1,000
WAREHOUSE
19
: 20,000 m²
WAREHOUSE 14
S = 256.00 m²
WAREHOUSE 20
S 200.00
WAREHOUSE 15
S = 270,000 72
10.00
WAREHOUSE 21
WAREHOUSE 16
S = 289.17 m²
75.90
G′

Che“n
Ting

11:00

2000

29Ò5

PROJEC

GENERAL
PLAN

LOCATION

DEVELOPER:

THE
HEADLINE

G
R
DE
SANT
WAREHOUSE 17
STATION TRANSFORMER
CIRCUNVALACION STREET
B' C
C'
D'
HALL 19
96
ALTILLO
WAREHOUSE 14
HALL 19
WAREHOUSE 26
WAREHOUSE 15
HALL 21
WAREHOUSE 16
10.20
10.00
10.00
10.20
Kopiko
Chen
Xin

HIGH
VOLTAGE

MULTIPURPOSE
PANEL
IGA
SURGE
PROTECTIO